Exhibit 10.2

GENTIVA HEALTH SERVICES, INC.

EXECUTIVE OFFICERS BONUS PLAN

(amended as of January 1, 2005 and containing performance

criteria approved by shareholders on May 13, 2010)

SECTION 1. Purpose.

Gentiva Health Services, Inc. (the “Company”) has established this Executive Officers Bonus Plan (the “Plan”), which was originally effective January 1, 2000. The Plan is hereby amended, effective January 1, 2005, subject to shareholder approval, in order to provide the Company’s executive officers with an opportunity to earn annual bonus compensation, contingent on the achievement of certain performance goals, as an incentive and reward for their leadership, ability and exceptional services.

SECTION 2. Definitions.

2.1 “Award” means the amount of bonus compensation to which an Eligible Employee is entitled to each Plan Year as determined by the Committee pursuant to Section 4 of the Plan.

2.2 “Code” means the Internal Revenue Code of 1986, as amended, including applicable regulations thereunder.

2.3 “Committee” means a committee of the Company’s Board of Directors (the “Board”) consisting solely of not less than two persons who, to the extent required to satisfy the exception for performance-based compensation under Code Section 162(m), are “outside directors” within the meaning of such section. The members of the Committee shall serve at the pleasure of the Board.

2.4 “Determination Date” means (i) the day immediately preceding the first day of a Plan Year; or (ii) no later than ninety (90) days after the beginning of the Plan Year (provided however, that if the performance period is a period of less than one year, the Committee shall take any such actions prior to the lapse of 25% of the performance period), by which date the Committee may establish performance goals for a Plan Year without causing an Award to be treated as other than performance-based compensation within the meaning of Code Section 162(m).

2.5 “Eligible Employee” means any executive officer of the Company.

2.6 “Plan Year” means the fiscal year of the Company.

SECTION 3. Administration.

3.1 The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present shall be deemed the acts of the Committee.

3.2 The Committee shall have the authority to establish performance goals for the awarding of Awards for each Plan Year; to determine the Eligible Employees to whom Awards are to be made for each Plan Year; to determine whether performance goals for each Plan Year have been achieved; to authorize payment of Awards under the Plan; to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall deem advisable; to interpret the terms and provisions of the Plan; and to correct any defect, supply any omission or reconcile any inconsistency or conflict in the Plan or in any Award. The Committee’s determinations under the Plan need not be uniform among all Eligible Employees.

3.3 Subject to the provisions of the Plan, the Committee shall have the authority and discretion to determine the extent to which Awards under the Plan will be structured to conform to the requirements applicable to performance-based compensation as described in Code Section 162(m), and to take such action, establish such procedures, and impose such restrictions at the time such Awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements. Notwithstanding any provision of the Plan to the contrary, if an Award under the Plan is intended to qualify as performance-based compensation under Code Section 162(m) and the regulations issued thereunder and a provision of the Plan would prevent such Award from so qualifying, such provision shall be administered, interpreted and construed to carry out such intention (or disregarded to the extent such provision cannot be so administered, interpreted or construed).

3.4 Notwithstanding any provision of the Plan to the contrary, if any Award provided under the Plan is subject to the provisions of Section 409A of the Code and the regulations issued thereunder, the provisions of the Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A and the regulations issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted, or construed.)

3.5 All determinations made by the Committee, in its sole and absolute discretion, with respect to the Plan and Awards thereunder shall be final and binding on all persons, including the Company and all Eligible Employees.

SECTION 4. Determination of Awards.

4.1 No later than the Determination Date, the Committee shall establish (i) the Eligible Employees who shall be eligible for an Award for a Plan Year, (ii) the performance goals for such Plan Year and (iii) the corresponding Award amounts payable under the Plan upon achievement of such performance goals.

4.2 The amount of an Award for any Plan Year shall be an amount not greater than the lesser of: (i) 200% of such Eligible Employee’s annual base salary; or (ii) $2.5 million, which amount shall be determined based on the achievement of one or more performance goals established by the Committee with respect to such Eligible Employee.

4.3 Performance goals may vary from Eligible Employee to Eligible Employee and shall be based upon such one or more of the following performance criteria as the Committee may deem appropriate: appreciation in share value, total shareholder return, earnings per share, operating income, net income, pro forma net income, return on equity, return on designated assets, return on capital, economic value added, earnings, revenues, expenses, operating profit margin, operating cash flow, gross profit margin, net profit margin, employee turnover, employee headcount, labor costs, market share and accounts receivable. The performance goals may be determined by reference to the performance of the Company, or of a subsidiary or affiliate, or of a division or unit of any of the foregoing. In addition to establishing minimum performance goals below which no compensation shall be payable pursuant to an Award, the Committee, in its sole discretion, may create a performance schedule under which the Committee balances various factors in determining whether the target Award may be paid, including determining that an amount less than or more than the target Award will be paid as a result of the interplay of such factors.

4.4 The Committee, in its sole discretion, may also establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any Awards. Such additional restrictions or conditions need not be performance-based and may include, among other things, the receipt by an Eligible Employee of a specified annual performance rating, the continued employment by the Eligible Employee and/or the achievement of specified performance goals by the Company, business unit or Eligible Employee. Furthermore and notwithstanding any provision of the Plan to the contrary, the Committee, in its sole discretion, may reduce the amount of any Award to an Eligible Employee if it concludes that such reduction is necessary or appropriate based upon: (i) an evaluation of such Eligible Employee’s performance; (ii) comparisons with compensation received by other similarly situated individuals working within the Company’s industry; (iii) the Company’s financial results and conditions; or (iv) such other factors or conditions that the Committee deems relevant. Notwithstanding any provision of the Plan to the contrary, the Committee shall not use its discretionary authority to increase any Award that is intended to be performance-based compensation under Code Section 162(m).

4.5 To the extent consistent with Code Section 162(m), the Committee may determine that certain adjustments shall apply, in whole or in part, in such manner as specified by the Committee, to exclude the effect of any of the following events that occur during a performance period hereunder: the impairment of tangible or intangible assets; litigation or claim judgments or settlements; the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs, including, but not limited to, reductions in force and early retirement incentives; currency fluctuations; and any extraordinary, unusual, infrequent or non-recurring items, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and notes thereto appearing in the Company’s annual report on Form 10-K for the applicable year.

SECTION 5. Payment of Award.

5.1 An Award (if any) to any Eligible Employee for a Plan Year shall be paid in a single lump sum in cash as soon as practicable after the end of the Plan Year, provided, however, (A) that the Committee shall have first certified in writing (i) that a performance goal with respect to such Eligible Employee for such Plan Year was satisfied and the level of such goal attained, and (ii) the amount of each such Eligible Employee’s Award; and (B) such payment shall be made no later than two and one-half months from the end of the Plan Year in which the Eligible Employee performed the services related to the Award.

5.2 If an Eligible Employee dies after the end of a Plan Year but before receiving payment of any Award, the amount of such Award shall be paid to a designated beneficiary or, if no beneficiary has been designated, to the Eligible Employee’s estate, in the form of a lump sum payment in cash as soon as practicable after the Award for the Plan Year has been determined and certified in accordance with this Section 5.

5.3 Notwithstanding the foregoing, the Committee may determine, by separate employment agreement with any Eligible Employee or otherwise, that all or a portion of an Award for a Plan Year shall be payable to the Eligible Employee during the Plan Year upon the Eligible Employee’s death, disability (which, to the extent necessary to comply with Code Section 409A, shall have the meaning set forth in Code Section 409A(a)(2)(C)) or termination of employment with the Company, or upon a change of control of the Company (which, to the extent necessary to comply with Code Section 409A, shall have the meaning set forth in Code Section 409A(a)(2)(A)(v)).

5.4 In the event a separate employment agreement does not provide for payment upon the events described in Section 5.3, unless otherwise determined by the Committee, Eligible Employees who have terminated employment with the Company prior to the end of a performance period for any reason other than death, retirement or disability, shall forfeit any and all rights to payment under any Awards then outstanding under the terms of the Plan and shall not be entitled to any cash payment for such period. Unless otherwise determined by the Committee, if an Eligible Employee’s employment with the Company should terminate during a performance period by reason of death, retirement or disability, the Eligible Employee’s Award shall be prorated to reflect the period of service prior to his/her death, retirement or disability, and shall be paid either to the Eligible Employee or, as appropriate, to his/her estate, subject to the Committee’s certification that the applicable performance goals have been met.

SECTION 6. Non-transferability.

No Award or rights under this Plan may be transferred or assigned other than by will or by the laws of descent and distribution.

SECTION 7. Amendments and Termination.

7.1 The Board may terminate the Plan at any time and may amend it from time to time, provided, however, that no termination or amendment of the Plan shall adversely affect the rights of an Eligible Employee or a beneficiary to a previously certified Award. Amendments to the Plan may be made without shareholder approval except as required to satisfy Code Section 162(m).

7.2 Notwithstanding the foregoing or any provision of the Plan to the contrary, the Committee may at any time (without the consent of the Eligible Employee) modify, amend or terminate any or all of the provisions of the Plan to the extent necessary to conform the provisions of the Plan with Code Section 409A, regardless of whether such modification, amendment, or termination of the Plan shall adversely affect the rights of an Eligible Employee under the Plan.

SECTION 8. General Provisions.

8.1 Nothing set forth in the Plan shall prevent the Board from adopting other or additional compensation arrangements. Neither the adoption of the Plan nor the determination of any Award hereunder shall confer upon an Eligible Employee any right to continued employment.

8.2 No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made with respect to the Plan, and all members of the Board or the Committee and all officers or employees of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

8.3 The Plan is not funded, and all Awards payable hereunder shall be paid from the general assets of the Company. No provision contained in the Plan and no action taken pursuant to the provisions of the Plan shall create a trust of any kind or require the Company to maintain or set aside any specific funds to pay benefits hereunder. To the extent an Eligible Employee acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

8.4 The Company shall have the right to withhold from any Awards payable under the Plan or other wages payable to an Eligible Employee such amounts sufficient to satisfy federal, state and local tax withholding obligations arising from or in connection with the Eligible Employee’s participation in the Plan and such other deductions as may be authorized by the Eligible Employee or as required by applicable law.

SECTION 9. Effective Date of Plan.

The Plan was originally effective January 1, 2000, and the Plan, as herein amended, shall be effective January 1, 2005, subject to approval by the shareholders of the Company.